As filed with the Securities and Exchange Commission on January 12, 2023.

Registration Statement File No. 333‑256372

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Autoscope Technologies Corporation

(Exact name of registrant as specified in its charter)

Minnesota	86-3685595
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

1115 Hennepin Avenue	55403
(Address of principal executive offices)	Zip Code)

Image Sensing Systems, Inc. 2014 Stock Option and Incentive Plan

(Full title of the plan)

Frank G. Hallowell	Copy to:
Interim Chief Executive Officer; Chief Financial Officer	Michele D. Vaillancourt
Autoscope Technologies Corporation	Winthrop & Weinstine, P.A.
1115 Hennepin Avenue	225 South Sixth Street
Minneapolis, Minnesota 55403	Suite 3500
St. Paul, Minnesota 55104	Minneapolis, Minnesota 55402
(Name and address of agent for service)	Telephone: (612) 604-6400

(612) 438-2363

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

              Large accelerated filer  ☐

              Accelerated filer  ☐

              Non-accelerated filer  ☒

              Smaller reporting company  ☒

              Emerging growth company  ☐

              If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Explanatory Note

Deregistration of Unsold Securities

This Post-Effective Amendment No. 2 (“Amendment No. 2”) relates to the following Registration Statements on Form S-8 (the “Registration Statements”) of Autoscope Technologies Corporation, a Minnesota corporation (the “Successor Registrant”), filed by Image Sensing Systems, Inc., a Minnesota corporation (the “Predecessor Registrant”), with the Securities and Exchange Commission (the “SEC”):

  Registration Statement on Form S-8 (File No. 333-195923) filed with the SEC on May 13, 2014 registering 400,000 shares of Common Stock issuable under the Image Sensing Systems, Inc. 2014 Stock Option and Incentive Plan;

  Registration Statement on Form S-8 (File No. 333-231701) filed with the SEC on May 23, 2019 registering 100,000 shares of Common Stock issuable under the Image Sensing Systems, Inc. 2014 Stock Option and Incentive Plan; and

  Registration Statement on Form S-8 (File No. 333-256372) filed with the SEC on May 21, 2021 registering 120,000 shares of Common Stock issuable under the Image Sensing Systems, Inc. 2014 Stock Option and Incentive Plan.

On July 21, 2021, the Successor Registrant filed Post‑Effective Amendments No. 1 (the “Amendments”) to the Registration Statements pursuant to Rule 414 under the Securities Act of 1933, as amended, to notify the SEC that effective as of July 21, 2021, the Predecessor Registrant merged (the “Merger”) with and into Spruce Tree MergerCo, Inc., a Minnesota corporation (“Spruce Tree”), which was a direct wholly‑owned subsidiary of the Successor Registrant, pursuant to which the Predecessor Registrant became a direct wholly‑owned subsidiary of the Successor Registrant in accordance with the Agreement and Plan of Merger dated as of June 28, 2021 among the Predecessor Registrant, the Successor Registrant, and Spruce Tree. For the purposes of this Amendment No. 2, the Amendments and the Registration Statements, (i) as of any time before the effective time of the Merger, references to the “Company,” “we,” “us,” “our” and similar terms mean the Predecessor Registrant and references to “Common Stock” mean the common stock, par value $0.01 per share, of the Predecessor Registrant and (ii) as of the effective time of the Merger and thereafter, references to the “Company,” “we,” “us,” “our” and similar terms mean the Successor Registrant and references to “Common Stock” mean the common stock, par value $0.01 per share, of the Successor Registrant. The Merger was conducted pursuant to Section 302A.626 of the Minnesota Business Corporation Act of the State of Minnesota, which provides for the formation of a holding company without a vote of the shareholders of the constituent corporation. As a result of the Merger, the Successor Registrant became the successor issuer to the Predecessor Registrant pursuant to Rule 12g-3 under the Securities Exchange Act of 1934, as amended.

In the Merger, each share of each class of Common Stock of the Predecessor Registrant issued and outstanding immediately before the Merger was converted automatically into an equivalent corresponding share of Common Stock of the Successor Registrant having the same designations, rights, powers and preferences and the qualifications, limitations and restrictions as the corresponding share of stock of the Predecessor Registrant being converted. Accordingly, upon consummation of the Merger, the Predecessor Registrant’s then-current shareholders became shareholders of the Successor Registrant.

In accordance with undertakings made by the Company in the Registration Statements and the Amendments to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statements and the Amendments.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota on January 12, 2023.

Autoscope Technologies Corporation

By: /s/ Frank G. Hallowell
Frank G. Hallowell
Interim Chief Executive Officer; Chief Financial Officer
(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

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Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Andrew T. Berger Andrew T. Berger	Director and Chair of the Board of Directors	January 12, 2023
/s/ James W. Bracke James W. Bracke	Director	January 12, 2023
/s/ Joseph P. Daly Joseph P. Daly	Director	January 12, 2023
/s/ Brian J. VanDerBosch Brian J. VanDerBosch	Director	January 12, 2023
/s/ Ezekiel J. Kruglick Ezekiel J. Kruglick	Director	January 12, 2023
/s/ Frank G. Hallowell Frank G. Hallowell	Interim Chief Executive Officer; Chief Financial Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	January 12, 2023

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